Wedbush ETFMG Video Game Tech ETF	ETFMG Alternative Harvest ETF
Wedbush ETFMG Global Cloud Technology ETF	ETFMG U.S. Alternative Harvest ETF
ETFMG Prime Cyber Security ETF	ETFMG Prime Junior Silver Miners ETF
ETFMG Prime Mobile Payments ETF	AI Powered Equity ETF
ETFMG Treatments, Testing and Advancements ETF	ETFMG Travel Tech ETF
BlueStar Israel Technology ETF	Etho Climate Leadership US ETF

October 4, 2023
Dear Shareholder,

As a shareholder in one or more of the above ETF Managers Trust Funds (“ETFMG Funds”), you recently received a proxy communication via e-mail or a proxy statement and proxy card(s) in the mail in connection with the Joint Special Meeting of Shareholders to be held on November 21, 2023.
Shareholders are being asked to consider and approve a Plan of Reorganization (“Plan”) between the ETFMG Funds and Amplify ETF Trust (“Amplify”). If shareholder approval is obtained for each of the ETFMG Funds, each Fund will be reorganized into a corresponding Amplify Fund, advised by Amplify. In addition, shareholders are being asked to elect a Trustee to the ETF Managers Trust.
After careful consideration, your ETFMG Board of Trustees unanimously recommends shareholders vote FOR the Plan proposal and the Trustee nominee. It is important that you exercise your right to vote. Please take a moment to sign, date and mail the enclosed proxy card in the pre-paid envelope or follow the instructions below to vote by internet or telephone.
How will the acquisition affect my investment?
If the proposal is approved, your ETFMG Fund (s) will become part of Amplify. We are confident that shareholders will receive comparable service to what they are accustomed to. It is also important for you to know:
There will be NO increase in your management fees and expenses.
Your investment will continue with similar investment policies and strategies.
Your ETFMG Fund (s) will be advised by Amplify and its selected subadvisors, which, depending on the Fund(s) you own, will be either Toroso Investment, LLC and/or Penserra Capital Management.
Your ETFMG Fund Investment has a unique global shareholder base of institutions and retail investors. You and your fellow shareholders will have a substantial positive impact on the vote if you act early.

Vote by Phone by calling 1-833-553-5076 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.

Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

If you have any questions or need assistance in voting, please contact our proxy solicitor, Morrow Sodali Fund Solutions (“MSFS”) at 1 (833) 553-5076. Please note that an MSFS representative may call you to assist in voting.
Thank you,

Matthew Bromberg    R1100223
COO & GENERAL COUNSEL ETF MANAGERS GROUP, LLC.